Exhibit 99.1

Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
Press Release
MICREL ANNOUNCES RESIGNATION OF
CHIEF FINANCIAL OFFICER

San Jose, CA, August 23, 2013 - Micrel, Inc. (NASDAQ: MCRL), an industry leader in high performance linear and power solutions, LAN and timing and communications solutions,, reported today that Ray Wallin, Chief Financial Officer and VP of Finance & Human Resources, has informed the Company of his intention to resign his position. To ensure a smooth transition, Mr. Wallin, will remain in his current role with the Company through November 15, 2013. Micrel has initiated a national search for a replacement. In the event that a successor to Mr. Wallin has not been appointed at the time of his anticipated departure, the Company and Mr. Wallin may agree to extend the term of his employment with Micrel beyond November 15, 2013.

Mr. Wallin commented, “It's been an honor to have served Micrel over the past five years. I have thoroughly enjoyed my tenure with the Company and I have the highest respect for its employees and executive team. Micrel has a bright future, and I wish the team all the best.”

Ray Zinn, President and Chief Executive Officer, stated, “Ray has been a valuable member of the executive management team here at Micrel. As CFO, he made significant contributions during the past five years, and we were fortunate to have him on our team at Micrel. I am pleased that Ray will remain with the Company for the next several months to ensure a smooth transition, and we wish him all the best in his future endeavors.”

About Micrel, Inc.
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: www.micrel.com.
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